SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                  SCHEDULE 13G
                                (RULE 13D - 102)

             INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. )*

                              3DX TECHNOLOGIES INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                        COMMON, PAR VALUE $.01 PER SHARE
--------------------------------------------------------------------------------

                         (Title of Class of Securities)

                                    88554G109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  ------------


     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).


                               Page 1 of 11 Pages

---------------------------                   ----------------------------------
CUSIP NO. 88554G109                13G        PAGE    2    OF     11     PAGES
---------------------------                   ----------------------------------


--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

           R. Chaney & Partners 1993 L.P.

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                     (b)  [   ]


--------------------------------------------------------------------------------
3          SEC USE ONLY


--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Texas
--------------------------------------------------------------------------------

                     5        SOLE VOTING POWER
     NUMBER OF                338,239
      SHARES
   BENEFICIALLY      6        SHARED VOTING POWER
     OWNED BY                 0
       EACH
     REPORTING       7        SOLE DISPOSITIVE POWER
    PERSON WITH               338,239
--------------------------------------------------------------------------------
                     8        SHARED DISPOSITIVE POWER
                              0

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           338,239
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                           |_|

--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           4.6%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 2 of 11 Pages

---------------------------                   ----------------------------------
CUSIP NO. 88554G109                13G        PAGE    3    OF     11     PAGES
---------------------------                   ----------------------------------


--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

           R. Chaney & Partners II L.P.

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                     (b)  [   ]


--------------------------------------------------------------------------------
3          SEC USE ONLY


--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------

                     5        SOLE VOTING POWER
     NUMBER OF                45,454
      SHARES
   BENEFICIALLY      6        SHARED VOTING POWER
     OWNED BY                 0
       EACH
     REPORTING       7        SOLE DISPOSITIVE POWER
    PERSON WITH               45,454

--------------------------------------------------------------------------------
                     8        SHARED DISPOSITIVE POWER
                              0

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           45,454
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                           |_|

--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.6%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 3 of 11 Pages

---------------------------                   ----------------------------------
CUSIP NO. 88554G109                13G        PAGE    4    OF     11     PAGES
---------------------------                   ----------------------------------


--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

           R. Chaney & Co., Inc.

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                     (b)  [   ]

--------------------------------------------------------------------------------
3          SEC USE ONLY


--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Texas
--------------------------------------------------------------------------------

                     5        SOLE VOTING POWER
     NUMBER OF                383,693
      SHARES
   BENEFICIALLY      6        SHARED VOTING POWER
     OWNED BY                 0
       EACH
     REPORTING       7        SOLE DISPOSITIVE POWER
    PERSON WITH               383,693

--------------------------------------------------------------------------------
                     8        SHARED DISPOSITIVE POWER
                              0
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           383,693
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                           |_|

--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           5.3%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 4 of 11 Pages

---------------------------                   ----------------------------------
CUSIP NO. 88554G109                13G        PAGE    5    OF     11     PAGES
---------------------------                   ----------------------------------


--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

           Robert H. Chaney

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                     (b)  [   ]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.
--------------------------------------------------------------------------------

                     5        SOLE VOTING POWER
     NUMBER OF                383,693
      SHARES
   BENEFICIALLY      6        SHARED VOTING POWER
     OWNED BY                 0
       EACH
     REPORTING        7       SOLE DISPOSITIVE POWER
    PERSON WITH               383,693
--------------------------------------------------------------------------------
                     8        SHARED DISPOSITIVE POWER
                              0
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           383,693
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                           |_|

--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           5.3%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 5 of 11 Pages

Item 1.
                  (a)  NAME OF ISSUER.
                  3DX Technologies Inc., a Delaware corporation (the "Issuer").

                  (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

                  The Issuer's principal executive offices are located at 12012 Wickchester, Suite 250, Houston, Texas 77079.

ITEM 2.
                  (a) NAMES OF PERSONS FILING.

                  This statement is filed by the following persons: (i) R. Chaney & Partners 1993 L.P. ("1993 L.P."), (ii) R. Chaney & Partners II L.P. ("II L.P."), (iii) R. Chaney & Co., Inc. ("Chaney & Co.") and (iv) Robert H. Chaney ("Chaney").

                  Chaney & Co. is the general partner of each of 1993 L.P. and II L.P. Chaney is the sole holder of the issued and outstanding capital stock of Chaney & Co.

                  (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE.

                  The principal business office of each of 1993 L.P., II L.P., Chaney & Co. and Chaney is 909 Fannin, Suite 1275, Houston, Texas 77010.

                  (c)  CITIZENSHIP.

                  1993 L.P. is a Texas limited partnership and II L.P. is a Delaware limited partnership. Chaney & Co. is a Texas corporation.

                  (d) TITLE OF CLASS OF SECURITIES.

                  This statement relates to shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Issuer.


                               Page 6 of 11 Pages

                  (e)  CUSIP NUMBER.

                  88554G109

ITEM 3. This statement is not being filed pursuant to Rule 13d-1(b) or 13d-2(b).

ITEM 4.           OWNERSHIP.

                  (a)  AMOUNT BENEFICIALLY OWNED.

                           (i) 1993 L.P. beneficially owns 338,239 shares of Common Stock.

                           (ii) II L.P. beneficially owns 45,454 shares of Common Stock.

                           (iii) Each of Chaney & Co. and Chaney beneficially own 383,693 shares of Common Stock.

                  (b)  PERCENT OF CLASS.1

                           (i)      1993 L.P. -- 4.6%

                           (ii)     II L.P. -- 0.6%

                           (iii)    Each of Chaney & Co. and Chaney -- 5.3%

                  (c) POWER TO VOTE OR DIRECT THE VOTE AND DISPOSE OR DIRECT THE DISPOSITION OF SECURITIES.

                           Each of 1993 L.P., II L.P., Chaney & Co. and Chaney have sole power to vote or dispose or to direct the vote or disposition of the shares of Common Stock.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not applicable.



---------------
1 According to the most recently available filing with the Securities and Exchange Commission in which such number is required to be indicated.


                               Page 7 of 11 Pages

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.          CERTIFICATION.

                  Not applicable.

                            [SIGNATURES ON NEXT PAGE]



                               Page 8 of 11 Pages

                         SIGNATURE/SIGNED IN COUNTERPART
                         -------------------------------

     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this statement is true, complete and correct.


                                           R. CHANEY & PARTNERS 1993 L.P.

                                           By: R. Chaney & Co., Inc.,
                                                General Partner


Dated:  May 2, 1997                        By:  /S/ ROBERT H. CHANEY
                                              ----------------------------------
                                               Name:  Robert H. Chaney
                                               Title: Chief Executive Officer


                                           R. CHANEY & PARTNERS II L.P.

                                           By: R. Chaney & Co., Inc.,
                                               General Partner


Dated:  May 2, 1997                        By:  /S/ ROBERT H. CHANEY
                                              ----------------------------------
                                              Name:  Robert H. Chaney
                                              Title: Chief Executive Officer


                                           R. CHANEY & CO., INC.


Dated:  May 2, 1997                        By:  /S/ ROBERT H. CHANEY
                                              ----------------------------------
                                              Name:  Robert H. Chaney
                                              Title: Chief Executive Officer


Dated:  May 2, 1997                        By:   /S/ ROBERT H. CHANEY
                                              ----------------------------------
                                              Robert H. Chaney




                               Page 9 of 11 Pages

                                  EXHIBIT INDEX
                                  -------------

                  EXHIBIT
                  -------

1.                Joint Filing Agreement.



                               Page 10 of 11 Pages

                                    EXHIBIT 1

                  THIS DOCUMENT HAS BEEN SIGNED IN COUNTERPART
                  --------------------------------------------

                             JOINT FILING AGREEMENT
                             ----------------------


     In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including amendments thereto) with respect to the common stock of 3DX TECHNOLOGIES INC. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof each of the undersigned, being duly authorized, hereby execute this Agreement on the date set forth opposite his or its name.


                                           R. CHANEY & PARTNERS 1993 L.P.

                                           By: R. Chaney & Co., Inc.,
                                                General Partner


Dated:  May 2, 1997                        By:  /S/ ROBERT H. CHANEY
                                              ----------------------------------
                                               Name:  Robert H. Chaney
                                               Title: Chief Executive Officer


                                           R. CHANEY & PARTNERS II L.P.

                                           By: R. Chaney & Co., Inc.,
                                               General Partner


Dated:  May 2, 1997                        By:  /S/ ROBERT H. CHANEY
                                              ----------------------------------
                                              Name:  Robert H. Chaney
                                              Title: Chief Executive Officer


                                           R. CHANEY & CO., INC.


Dated:  May 2, 1997                        By:  /S/ ROBERT H. CHANEY
                                              ----------------------------------
                                              Name:  Robert H. Chaney
                                              Title: Chief Executive Officer


Dated:  May 2, 1997                        By:   /S/ ROBERT H. CHANEY
                                              ----------------------------------
                                              Robert H. Chaney




                               Page 11 of 11 Pages